Exhibit 4.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of May 31, 2010, by and among Elbit Vision Systems Ltd., a company organized under the laws of the State of Israel with its offices at 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, Israel ("Seller"), ScanMaster Systems (IRT) Ltd., a company organized under the laws of the State of Israel with its offices at 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, (the "Company"), and David Gal, ID number 054566823, and Ofer Sela 024907750 (each,  jointly and severally, the "Purchaser") .

 (Purchaser together with the Company and the Seller, the "Parties").

WITNESSETH:

WHEREAS,
the Seller is the legal and beneficial owner of 13,064 ordinary shares, NIS 0.01 par value each  of the Company, constituting 100% of the issued and outstanding share capital of the Company (the “Shares”); and

WHEREAS,	the Company is engaged principally in manufacturing and selling automated non-destructive inspection systems; and

WHEREAS,
the Company is the legal and beneficial owner of 3,335,000 ordinary shares par value of NIS 0.01 each, 1,900,000 ordinary A, par value of NIS 0.01 each, and 8,100,000 management shares, having a par value of NIS 0.01 each (collectively, the “Panoptes Shares”), of Panoptes Ltd., Company No. 51-283634-7 ("Panoptes"); and

WHEREAS	immediately prior to the execution of this Agreement, the Company transferred all of the Panoptes Shares to the Seller; and

WHEREAS,
immediately thereafter, the Seller desires to sell to the Purchaser and the Purchaser desires to buy from the Seller the Shares, all in accordance with and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions and Interpretation

1.1.	The Schedules and Preamble hereto form an integral part hereof.

1.2.
Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. Masculine terms shall include the feminine gender. Headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.3.
The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

1.4.	For the purpose of this Agreement the following capital terms shall have the meaning set forth below:

“Applicable Laws” means the laws and regulations of the State of Israel, as amended from time to time.

“Business Day” means Monday to Thursday, inclusive, with the exception of any day which is recognized by the Bank of Israel as not being a business day.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

"Lessor" shall mean Yehezkel Yakobi Ltd.

“Liens” shall mean any charges, claims, community property interests, conditions, conditional sale or other title retention agreements, covenants, easements, encumbrances, equitable interests, exceptions, liens, mortgages, options, pledges, reservations, rights of first refusal, security interests, statutory liens, warrants, or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Person” means any person, entity or any body whether incorporated or unincorporated.

“Registrar” means the Israeli Registrar of Companies.

2.	Sale and Purchase of the Shares; the Purchase Price

2.1.
Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller shall assign, convey and deliver to Purchaser, and Purchaser shall purchase from the Seller, the Shares, free and clear of all Liens.

2.2.	The aggregate consideration paid to the Seller for the Shares, shall be cash in an aggregate amount equal to US$1 (the “Purchase Price”).

2.3.
It is hereby acknowledged that the Purchase Price was determined due to Purchaser's consent to purchase, acquire, assume and/or accept from the Seller, the ownership in the Company "AS IS" with the entire scope of liabilities, debts and/or obligations of the Company, without warranties of any kind, whether express or implied except for the warranties and representations specifically contained herein.

3.	The Closing

3.1.
Time and Place. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Matry, Meiri & Co. Law Offices  or at such other place, date and time as the Seller and the Purchaser may agree (the "Closing Date").

3.2.
Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur simultaneously and the following documents will be delivered (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

3.2.1.	Delivery by the Purchaser. At or prior to the Closing, the Purchaser shall deliver to the Seller:

3.2.1.1.	Payment of the Purchase Price. Company and Purchaser shall pay the Seller the Purchase Price.

3.2.1.2.
Repayment of Loan to the Company. The Company shall pay the Seller the sum of $347,699 in repayment of an outstanding intercompany loan out of which $50,000 shall be off-set against payment to MEO Management Consulting Ltd.

3.2.1.3.
Appointment of the Directors and Officers: Applicable resolutions, effective as of immediately following the Closing, appointing David Gal and Ofer Sela as new directors and officers in the Company in the form attached as Annex 3.2.1.3 hereto.

3.2.1.4.	Regulatory Approvals. Copies of any regulatory approvals required for the purpose of consummating the transactions contemplated hereunder.

3.2.1.5.
Investment. Purchaser shall ensure the payment at the Closing to the Company of a cash infusion of at least US$1,000,000. The Company and the Purchaser undertake and agree that the said cash infusion shall be used exclusively to finance the activities of the Company (and shall not be used for paying an amount equal to US$250,000 out of the sum set forth in Section 3.2.1.2).

3.2.1.6.	Waiver. Duly executed waivers by each of David Gal, and MEO Consulting Ltd. and Ofer Sela, in the form attached as Annex 3.2.1.6(a) and Annex 3.2.1.6(b) hereto.

3.2.1.7.
Intercompany Agreement. Duly executed asset and liability reallocation agreement between the Seller and the Company, including all of the schedules and exhibits thereto, in the form attached hereto as Annex 3.2.1.7.

3.2.1.8.	OCS Undertaking. Any required undertakings towards the OCS.

3.2.1.9.
Checks. The Purchasers shall deliver to the Seller, two post-dated checks or promissory notes, each in the amount of $9,677 (or the NIS equivalent on the basis of the NIS-$ representative exchange rate on the date of the Closing) payable to the Seller, dated 1.8.10 and 1.9.10 respectively.

3.2.2.	Delivery by the Seller. At or prior to the Closing Seller shall deliver to the Purchaser:

3.2.2.1.
Board Approval. A duly certified copy of the resolution of the Company's Board of Directors, approving the execution and delivery of this Agreement, the transactions contemplated hereunder, the transfer of the Shares to the Purchaser and authorizing specific persons to sign this Agreement and the other documentation to which the Company is a party in the name and on behalf of the Company in the form attached as Annex 3.2.2.1 hereto.

3.2.2.2.
Shareholder Approval of the Company. A duly certified copy of a written resolution by the Seller as the sole shareholder of the Company, approving the execution and delivery of this Agreement, the transactions contemplated hereunder and the transfer of the Shares to the Purchaser in the form attached as Annex 3.2.2.2 hereto.

3.2.2.3.
Board Approval of the Seller. A duly certified copy of resolution adopted by the Seller's Board of Directors approving the execution and delivery of this Agreement and the transactions contemplated hereunder in the form attached as Annex 3.2.2.3 hereto.

3.2.2.4.	Resignation of Directors and Officers. Duly executed letters of resignation effective as of the Closing, by each of the directors of the Company in the form attached as Annex 3.2.2.4 hereto.

3.2.2.5.
Share Transfer Deeds. Duly executed copies of Share Transfer Deeds, duly signed by the Seller, transferring the entire share capital of the Company free and clear of any Liens to the Company and the Shares to the Purchaser in the forms attached as Annex 3.2.2.5 hereto.

3.2.2.6.	Bank Consent. Copies of the consents of Bank Leumi le Israel B.M. and Bank Hapoalim B.M (together, the "Banks") to in the form attached as Annex 3.2.2.6 hereto.

3.2.2.7.	Lessor. The Seller, the Company and the Lessor shall execute and deliver an amendment to the lease agreement substantially in the form attached as Annex 3.2.2.8 hereto.

3.2.2.8.
Waivers. Duly executed waivers by each of Gal Barak, Ran Eisenberg, Yaron Menashe and Shmuel Cohen  in the form attached as Annex 3.2.2.10(a), Annex 3.2.2.10(b),  Annex 3.2.2.10(c), and Annex 3.2.2.10(d) hereto.

3.2.2.9.	Creditor Agreement. A duly executed creditor agreement by and between the Company and the Seller, in the form attached hereto as Annex 3.3.2.11.

3.2.2.10.	Asset Purchase Agreement. A duly executed Asset Purchase Agreement by and between the Company and ScanMaster IRT Inc. ("Scan Inc"), in the form attached hereto as Annex 3.3.2.12

3.2.2.11.	Pro Forma Balance Sheet. A pro forma balance sheet dated as of May 26, 2010 for each of Scan Inc and the Company, in the form attached hereto as Schedules 3.2.2.13(a) and 3.2.2.13(b).

3.3.	Acts for Immediate Execution after the Closing Date:

3.3.1.	The Company shall provide signed notices to the Registrar regarding the transfer of the Shares to Purchaser and shall file such notices within 7 days after the Closing Date.

3.3.2.	The Company shall provide signed notices to the Registrar regarding the changes in the Company’s board of directors composition and shall file such notices with 7 days after the Closing Date.

4.	Representations and Warranties of the Seller

The seller hereby represents and warrants to the Purchaser that, immediately prior to the Closing, the following representations and warranties shall be true and accurate in all material respects:

4.1.
Organization; Qualification. The Company is duly organized and validly existing under the laws of the State of Israel. Scan Inc. is duly organized, validly existing and is in good standing under the laws of the State of New Hampshire.

4.2.
Authorization of Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, the Company and Scan Inc.

4.3.	Capitalization.

4.3.1.
The authorized share capital of the Company is and shall consist immediately prior to the Closing, of NIS 34,300 divided into: 3,430,000 Ordinary Shares NIS 0.01 par value each of which 13,064 Ordinary Shares are issued and outstanding. All of the issued and outstanding Shares, constituting 100% of the issued share capital of the Company, are solely owned by the Seller are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and Liens and shall remain such until the transfer thereof to the Purchaser at the Closing, and were issued in compliance with all Applicable Laws concerning the issuance of securities.

4.3.2.
There are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there are not any contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company are, or may become, obligated to issue or for the redemption of any of its securities.

4.3.3.	There are no outstanding or authorized stock appreciation, phantom stock, profit participation rights, rights of first refusal or similar rights with respect to the Company.

4.3.4.	The Seller is and shall immediately prior to the Closing be the sole record and beneficial owner and holder the Shares sold by it hereunder.

5.	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller that, as of the Closing, the following representations and warranties shall be true and accurate in all material respects:

5.1.
Organization.  Purchaser has full power and authority to carry on its business as now conducted. No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of receiver and/or similar proceeding has been instituted or taken by Purchaser.

5.2.
Authorization of Transaction. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by each Purchaser of this Agreement and the consummation by each Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser.

5.3.
Financial Resources.  Purchaser has the financial resources necessary to fulfill its obligations under this Agreement and the transactions contemplated hereby and will take all steps necessary to insure it will remain so, until affecting the Closing.

5.4.
Due Diligence. Purchaser has had the opportunity to ask questions, and has received answers to all such questions relating to the Company. Purchaser has received all information which it has requested and has had an opportunity to review it. Purchaser has had full opportunity to discuss the business plans, management and financial affairs of the Company and has had the opportunity to review the Company’s facilities. Notwithstanding the foregoing, Purchaser has only relied on the Representations and Warrantees made by the Seller under this Agreement, and the Purchaser shall not be deemed in any way to have known of any inaccuracy or incorrectness of any representation or warrantee made by the Seller hereunder, or to have accepted such inaccuracy or incorrectness of such representation or warrantee. Without undermining from the above, the Purchaser shall purchase the Shares "AS IS" without warranties of any kind, whether express or implied save for the warranties and representations specifically contained herein.

6.	Covenants of the Parties

6.1.
Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and to make effective, this Agreement and the other transactions contemplated by this Agreement, including without limitation.

6.2.
Nondisclosure. For a period of six months from the signing of this Agreement, none of the Parties shall issue any press release or make any other public disclosure with respect to this Agreement or the transactions contemplated by this Agreement, except as required by law, without the prior approval of the other Parties, which approval shall not be unreasonably withheld; provided, however, that a party may, if considered necessary by its counsel to fulfill its obligations as a publicly traded corporation, respond to inquiries and without the prior written consent of the other party hereto, issue  a press release or make a public statement to the extent required by applicable law, or any listing agreement with a national securities exchange by which such releases as it considers necessary and appropriate party is bound.

6.3.	Within two days of the Closing, the Board of Directors of the Seller shall appoint David Gal as sole director of Scan Inc.

6.4.	The Seller undertakes to take no action with respect to Scan Inc., with the exception of any actions related to the winding up of Scan Inc., and any other actions coordinated with the Company.

7.	Conditions to Closing

The respective obligations of each party to this Agreement to effect the transaction shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Purchaser and the Seller:

7.1.
No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transaction illegal or otherwise prohibiting consummation of the transaction.

7.2.
Governmental Authority Approvals. All Governmental Authority approvals required for the consummation of the transaction shall have been obtained including, without limitation, the approval of the office of the Chief Scientist, as may be required.

7.3.	Banks Approvals. All Banks approvals required for the consummation of the transaction shall have been obtained.

7.4.
No petition for liquidation. No filing has occurred by or against the Company of any petition for liquidation or receivership or any other creditors' arrangement. No appointment has occurred of a special manager, liquidator, receiver, or trustee (temporary or otherwise) to take possession of all or substantially all of the property or assets of the Company. No execution has occurred by the Company of a general assignment for the benefit of its creditors. The Company has not resolved to voluntarily liquidate. No appointment has occurred of a permanent liquidator or permanent receiver to take possession of the material property or assets of the Company.

7.5.	No acts outside the ordinary course of business. The Company has not taken any action outside its ordinary course of business or entered into any new agreement or undertaking.

8.	Miscellaneous

8.1.
Entire Agreement; Amendment. This Agreement, together with all exhibits and schedules hereto, and other documents contemplated hereby to be delivered by the Parties, covers the entire understanding of the parties hereto, superseding all prior agreements or understandings relating to any of the subject matters hereof, and no modification or amendment of the terms and conditions shall be effective unless made in writing and signed by the Parties or their respective duly authorized agents.

8.2.	Taxes and expenses. Each of the parties shall bear and pay all of its taxes and expenses (including legal costs) in connection with the negotiation, execution and performance of this Agreement.

8.3.
No Waiver. Any failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or any other right or privilege.

8.4.
Delays or Omissions. No failure or delay by a Party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall any single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege, nor shall it be construed to be a waiver of any such breach or default therein or in any similar breach or default thereafter occurring.

8.5.	Successors and Assigns. Neither Party may assign its rights, privileges or obligations under this Agreement without the express written consent of the other Party.

8.6.	No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any person other than the Parties.

8.7.	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall be deemed to constitute one and the same instrument.

8.8.
Severability. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties hereby agree to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objects of the invalid or unenforceable provision.

8.9.
Notices. All notices, requests, demands and other communications hereunder shall be made in writing, and shall be deemed to have been duly given if delivered by overnight courier, sent by mail to the respective parties or personally delivered addressed written above or to such other address as Purchaser or Seller may designate by written notice to the other Parties. Any such notices, requests, demands or other communications shall be deemed to have been duly given when received, if delivered personally or, if mailed, on the date five (5) days after the date so deposited in the mails, postage prepaid, return receipt requested or on the day following the day sent if sent by prepaid overnight delivery service.  Notices, requests and other communications hereunder may be delivered by electronic facsimile transmission (fax) or e-mail if confirmation by sender is made within three (3) Business Days by mail or personal delivery. All periods of notice shall be measured from the date of deemed delivery thereof.

8.10.
Governing Law & Forum. This Agreement shall be governed and construed under the laws of the State of Israel and the exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the competent courts in Tel Aviv or Hamerkaz District.

8.11.
Further Assurances. The Parties undertake to sign, whether prior to the Closing or thereafter, any document or instrument which may be required for the purpose of consummating and giving effect to the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first set forth above.

Elbit Vision Systems Ltd. By: ___________________ Title:	ScanMaster Systems (IRT) Ltd. By: ___________________ Title:	___________________ Ofer Sela	___________________ david Gal

[Signature Page of ScanMaster Ltd. SPA]